Exhibit 23.3

Consent of Larry F. Mazza

I, Larry F. Mazza, consent to the reference to me as a future director of the Registrant in the registration statement (Form SB-2) and related prospectus of MVB Financial Corp., for the registration of 500,000 shares of its common stock.

/s/ Larry F. Mazza

March 18, 2005

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